Exhibit 10.29

FOURTH MODIFICATION AGREEMENT

DATE:		July 22, 2015

PARTIES:	Borrower:	COLE OPERATING PARTNERSHIP V, LP, a Delaware limited partnership

	Administrative Agent for the Lenders:	JPMORGAN CHASE BANK, N.A.

	Lenders:	JPMORGAN CHASE BANK, N.A. BANK OF AMERICA, N.A. CAPITAL ONE, N.A.

RECITALS

A. Lenders have extended to Borrower a credit facility (“Loan”) in a maximum principal amount not to exceed $300,000,000.00 (subject to potential increases up to an aggregate maximum principal amount of $750,000,000.00 as set forth in the Credit Agreement defined below) at any time pursuant to that certain Credit Agreement dated as of April 25, 2014, among Borrower, Administrative Agent and the Lenders defined therein, as modified by the First Modification Agreement dated September 24, 2014, as further modified by the Second Modification and Lender Joinder Agreement dated October 17, 2014, and as further modified the Third Modification Agreement dated February 9, 2015 (the “Credit Agreement”). Prior to this Fourth Modification Agreement becoming effective, the unpaid principal of the Loan as of July 22, 2015, was $214,000,000.00. All undefined capitalized terms used herein shall have the meaning given them in the Credit Agreement.

B. Until the Unsecured Conversion, the Loan is secured by 100% of the Equity Interest in each Subsidiary Guarantor, pursuant to the Loan Documents.

C. The Continuing Guaranty executed April 25, 2014, the Subsidiary Guarantors that are a party thereto (including each counterpart agreement and amendment thereto, the “Guaranty”) was delivered to Administrative Agent for the benefit of the Lenders and guarantees the Loan.

D. Borrower, Administrative Agent and the Lenders desire to modify the Credit Agreement as provided herein, and subject to the terms and conditions herein.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Administrative Agent and the Lenders agree as follows:

SECTION 1. ACCURACY OF RECITALS.

Borrower acknowledges the accuracy of the Recitals.

SECTION 2. MODIFICATION OF LOAN DOCUMENTS.

2.1 The Aggregate Revolving Commitments are hereby reduced from $300,000,000.00 to $180,000,000.00 and the Aggregate Term Loan Amount is hereby increased from $0.00 to $120,000,000.00. The $120,000,000.00 reduction in the Aggregate Revolving Commitments are hereby converted to an equal amount outstanding on the Aggregate Term Loan Amount. As a result of such modification, Schedule 2.01 of the Credit Agreement is hereby amended and replaced in its entirety with Schedule 2.01 attached hereto.

2.2 The Credit Agreement (including the Schedule 2.01 thereto) is amended as needed to conform the applicable pages of the Credit Agreement to the Conformed Blacklined Pages of the Credit Agreement attached hereto as Annex 1 (the “Conformed Credit Agreement Pages”). Only the blacklined changes on Annex 1 are amendments to the Credit Agreement. The parties agree that from and after the date hereof, the revised pages shown in the Conformed Credit Agreement Pages shall read as set forth in, and shall have the terms, covenants, conditions and other provisions of, the Conformed Credit Agreement Pages.

2.3 If at the time this Fourth Modification Agreement becomes effective the outstanding principal amount on the Aggregate Revolving Commitment is less than $120,000,000.00, and subject to the terms and conditions set forth herein, each Term Lender severally agrees to make an additional disbursement under its portion of the Term Loan to the Administrative Agent for distribution to the Borrower in Dollars on the date hereof, in an amount required to have their respective Term Loans equal to their respective Term Commitment Amount shown on Schedule 2.01, as amended hereby.

SECTION 3. RATIFICATION OF LOAN DOCUMENTS AND COLLATERAL.

The Loan Documents are ratified and affirmed by Borrower and shall remain in full force and effect as modified herein. Any property or rights to or interests in property granted as security in the Loan Documents shall remain as security for the Loan and the obligations of Borrower in the Loan Documents.

SECTION 4. BORROWER REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Administrative Agent and the Lenders:

4.1 No Default exists under the Loan Documents.

4.2 There has been no material adverse change in the financial condition of Borrower or any other person whose financial statement has been delivered to Administrative Agent in connection with the Loan from the most recent financial statement received by Administrative Agent.

4.3 All representations and warranties made by Borrower and set forth in the Loan Documents are true and correct in all material respects on the date hereof, except to the extent such representations and warranties refer to an earlier date, in which case they shall be true and correct, in all material respects, as of such earlier date.

4.4 As of the date hereof, Borrower knows of no claims, counterclaims, defenses, or set-offs with respect to the Loan or the Loan Documents as modified herein.

4.5 The Loan Documents as modified herein are the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with their terms, subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally and by equitable principles of general application.

4.6 Borrower is validly existing under the laws of the State of its formation or organization and has the requisite power and authority to execute and deliver this Agreement and to perform the Loan Documents as modified herein. The execution and delivery of this Agreement and the performance of the Loan Documents as modified herein have been duly authorized by all requisite action by or on behalf of Borrower. This Agreement has been duly executed and delivered on behalf of Borrower.

SECTION 5. CONDITIONS PRECEDENT.

The agreements of Administrative Agent and the Lenders and the modifications contained herein shall not be binding upon Administrative Agent or the Lenders until Administrative Agent and Lenders have executed and delivered this Agreement, and Administrative Agent has received, at Borrower’s expense, all of the following, all of which shall be in form and content satisfactory to Administrative Agent and shall be subject to approval by Administrative Agent:

5.1 An original of this Agreement fully executed by Borrower;

5.2 An original of the attached Consent and Agreement of Guarantor fully executed by Guarantors;

5.3 An original of the attached Consent and Agreement of each Subordinated Creditor fully executed by Advisor (defined in the Advisor Fee Subordination Agreement) and by ARCP TRS Corp., a Delaware corporation;

5.4 An original Term Note in favor of JPMorgan Chase Bank, N.A.;

5.5 An original Term Note in favor of Bank of America, N.A.;

5.6 An original Term Note in favor of Capital One, N.A.;

5.7 An opinion of counsel to the Loan Parties acceptable to Administrative Agent;

5.8 Certificates of the Borrower and the Guarantors regarding authority, execution and delivery of this Agreement, which certificates may be a component of other certificates issued on matters and transactions beyond the scope of this Agreement;

5.9 The Borrower shall have paid to the Administrative Agent the fees the Administrative Agent has required for this Agreement to become effective;

5.10 Such other documents as Administrative Agent may reasonably require relating to the existence and good standing of Borrower, and the authority of any person executing this Agreement or other documents on behalf of Borrower; and

5.11 Payment of all reasonable out-of-pocket external costs and expenses incurred by Administrative Agent in connection with this Agreement (including, without limitation, outside attorneys costs, expenses, and fees).

SECTION 6. INTEGRATION, ENTIRE AGREEMENT, CHANGE, DISCHARGE, TERMINATION, OR WAIVER.

The Loan Documents as modified herein contain the complete understanding and agreement of Borrower, Administrative Agent and the Lenders in respect of the Loan and supersede all prior representations, warranties, agreements, arrangements, understandings, and negotiations. No provision of the Loan Documents as modified herein may be changed, discharged, supplemented, terminated, or waived except as provided in the Credit Agreement. The terms of this Agreement shall control with respect to any inconsistencies, conflicts or ambiguities between or among the Agreement and the other Loan Documents.

SECTION 7. BINDING EFFECT.

The Loan Documents as modified herein shall be binding upon and shall inure to the benefit of Borrower, Administrative Agent and the Lenders and their permitted successors and assigns.

SECTION 8. CHOICE OF LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 9. COUNTERPART EXECUTION.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signatures on Following Pages]

DATED as of the date first above stated.

BORROWER:

COLE OPERATING PARTNERSHIP V, LP, a Delaware limited partnership, as Borrower

By:	By:	Cole Credit Property Trust V, Inc., a Maryland corporation, its general partner

	By:	/s/ Simon J. Misselbrook
	Name:	Simon J. Misselbrook
	Title:	Chief Financial Officer and Treasurer

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Ryan M. Dempsey
Name:	Ryan M. Dempsey
Title:	Authorized Officer

LENDERS:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Ryan M. Dempsey
Name:	Ryan M. Dempsey
Title:	Authorized Officer

BANK OF AMERICA, N.A.

By:	/s/ Dennis Kwan
Name:	Dennis Kwan
Title:	Vice President

CAPITAL ONE, N.A.

By:	/s/ Frederick H. Denecke
Name:	Frederick H. Denecke
Title:	Senior Vice President

[FOURTH MODIFICATION SIGNATURE PAGE]	-5-

ANNEX 1

The Conformed Credit Agreement Pages

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

Conformed Blackline Pages to

CREDIT AGREEMENT

Dated as of April 25, 2014

among

COLE OPERATING PARTNERSHIP V, LP,

as the Borrower,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

JPMORGAN CHASE BANK, N.A.

as Syndication Agent,

JPMORGAN CHASE BANK, N.A.

as Documentation Agent

and

THE OTHER LENDERS PARTY HERETO

Arranged By:

J.P. MORGAN SECURITIES LLC

as Lead Arranger and Bookrunner

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

i

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

“Adjusted LIBO Rate” means, with respect to any Eurodollar Rate Loan for the relevant Interest Period, or for any Base Rate Loan, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Unencumbered NOI” means, with respect to Projects owned by the Borrower and Subsidiary Guarantors for any period, Unencumbered NOI for the most recently ended Measurement Period less an amount for capital expenditures equal to (a) $0.25 per square foot for office Projects, and (b) $0.15 per square foot for retail Projects and (c) $0.10 per square foot for industrial, distribution and warehouse Projects, in each case, multiplied by the weighted average gross leasable area for such Projects (including only the square footage or units in (a) — (c) above which is or are owned by the Borrower and Subsidiary Guarantors during such Measurement Period and excluding the square footage or units of the buildings on the ground leased portion of any Project for which one of the members of the Borrower and Subsidiary Guarantors is the lessor).

“Administrative Agent” means JPMC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Advisors” means Cole REIT Advisors V, LLC and its Affiliates, together with its successors, if any.

“Advisor Fee” means, collectively, (a) an asset management fee based upon the aggregate value of the Projects plus costs and expenses incurred by Advisors in providing asset management services and (b) property management fees based upon gross revenues plus costs and expenses incurred by Advisors in providing property management services.

“Advisor Fee Adjustment” means, for any period, the aggregate Advisor Fees paid to the Advisors that were deducted in determining Consolidated Net Income for such period less an amount equal to four and one half of one percent (4.5%) of aggregate Consolidated Net Income from all Projects during such period; provided that, any such Advisor Fee in an amount in excess of four and one half of one percent (4.5%) of such aggregate Consolidated Net Income for such period is subject to an Advisor Fee Subordination Agreement (in form and substance reasonably satisfactory to Administrative Agent).

“Advisor Fee Subordination Agreement” means that certain Advisor Fee Subordination Agreement (in form and substance reasonably satisfactory to Administrative Agent), dated as of the Closing Date, as amended, restated, supplemented or modified from time to time, by and among Advisors, the Borrower, CCPT V and the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on ~~October~~

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

~~17, 2014,~~July 22, 2015, is ~~THREE~~ONE HUNDRED EIGHTY MILLION and No/100 DOLLARS ($~~300,000,000.00).~~ 180,000,000.00).

“Aggregate Term Loan Amount” means the aggregate amount of Term Loans of all the Term Lenders. The aggregate principal amount of the Aggregate Term Loan Amount in effect on ~~the Closing Date is $0.00.~~July 22, 2015 is ONE HUNDRED TWENTY MILLION and No/100 DOLLARS ($120,000,000.00).

“Agreement” means this Credit Agreement, as amended, restated, supplemented or modified from time to time.

“Amortization Balance Date” has the meaning specified in Section 2.18(b)(ii).

“Applicable Percentage” means, (a) with respect to each Revolving Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time; provided that if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions has been terminated pursuant to Section 8.02 or if the Aggregate Revolving Commitments have expired or been terminated pursuant to Section 2.06, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments and (b) with respect to each Term Lender, the percentage (carried out to the ninth decimal place) of the Outstanding Amount of the Committed Term Loans represented by such Term Lender’s Term Loans at such time. The Applicable Percentage of each Lender, after giving effect to this Agreement (along with any amendments made hereto and any increases in the Aggregate Revolving Commitments pursuant to Section 2.14 hereof), is set forth opposite the name of such Lender on Schedule 2.01, as it may change from time to time in accordance with the terms hereof.

“Applicable Rate” means, prior to an Unsecured Conversion, Pricing Level IV below, and then from and after the Unsecured Conversion, from time to time the applicable rate per annum set forth in the table below opposite the Leverage Ratio, as determined as of the last day of the immediately preceding fiscal quarter.

Pricing Level	Leverage Ratio	Applicable Rate for Eurodollar Rate Loans and Letters of Credit	Applicable Rate for Base Rate Loans (including Swing Line Loans)	Unused Fee
I	≤ 50%	1.90%	0.90%	0.30%
II	> 50% and ≤ 55%	2.05%	1.05%	0.30%
III	> 55% and ≤ 60%	2.20%	1.20%	0.30%
IV	> 60%	2.45%	1.45%	0.30%

Initially, the Applicable Rate shall be determined based upon Pricing Level IV. Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level IV above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered (until such time as such delinquent Compliance Certificate is delivered).

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Subordinated Debt” means debt provided to any Loan Party by ~~Series C, LLC~~ARCP TRS Corp. (or any successor thereto), an Affiliate of such Loan Party or American Realty Capital Properties, Inc. (or any successor thereto or Affiliate thereof), which is (i) subject to approval by Administrative Agent in its sole, but reasonable, discretion, (ii) unsecured, (iii) subordinate to the Obligations pursuant to an Approved Subordination Agreement, (iv) has been documented in a manner reasonably satisfactory to Administrative Agent, and (v) not in excess of the aggregate principal amount of $60,000,000.00.

“Approved Subordination Agreement” means, with respect to any Approved Subordinated Debt, a subordination agreement in form and substance reasonably satisfactory to Administrative Agent.

“Arranger” means severally and collectively, J.P. Morgan Securities LLC in its capacity as lead arranger and book runner, and any other entities designated in writing by the then acting Arranger(s) as a co-lead arranger and/or joint bookrunner, as applicable.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Assignors” means the then effective Assignors as defined in and pursuant to the Collateral Assignment Agreement, after giving effect to all Joinder Agreements.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Consolidated Group for the fiscal year ended December 31, 2013, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

involuntary petition for relief under any Debtor Relief Laws or (b) is not operating its business in its demised premises at such Project, unless such tenant’s lease obligations are guaranteed by an entity whose then current long-term, unsecured debt obligations are rated BBB- or above by S&P and Baa3 or above by Moody’s.

“Extended Revolving Maturity Date” has the meaning specified in Section 2.17.

“Extension Effective Date” has the meaning specified in Section 2.17.

“Extension Period” means each period of 12-months that the Revolving Maturity Date is extended pursuant to Section 2.17.

“Facility” means the credit facilities provided by the Lenders pursuant to this Agreement.

“Facility Amount” means the sum of the Aggregate Revolving Commitments and the Aggregate Term Loan Amount, as adjusted from time to time pursuant to the terms and conditions of this Agreement.

“Facility Loan Party” means each Loan Party and each Assignor, Company, Joinder Affiliate and Joinder Company, as each term is defined in the Collateral Assignment Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated as of March 27, 2014 (as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), among the Borrower, the Administrative Agent, and J.P. Morgan Securities LLC.

“FF&E” means Furniture, Fixtures & Equipment, as determined in accordance with GAAP.

“First Anniversary Date” means the first anniversary date of the date of this Agreement.

“Fixed Charge Coverage Ratio” means, with respect to any Measurement Period, a ratio equal to:

(a) Adjusted Annual EBITDA for such Measurement Period, divided by

(b) the sum of (i) Consolidated Debt Service for such Measurement Period, plus (ii) all Preferred Dividends, if any, payable with respect to such Measurement Period.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

(d) all obligations of such Person to pay the deferred purchase price of property or services, in each case, other than trade accounts payable in the ordinary course of business and provided that such obligations are not past due for more than sixty (60) days after the date on which such trade account payable was created;

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien (other than a Lien for taxes not yet due and payable) on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capitalized Lease Obligations and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (other than dividends) in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantees of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease Obligations or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Revolving Maturity Date” means, as to the ~~April 25, 2017.~~Revolving Loans, April 25, 2017, provided however if such date is not a Business Day, the Initial Revolving Maturity Date shall be the immediately preceding Business Day.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Maturity Date or Term Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Revolving Maturity Date or Term Maturity Date, as applicable.

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

“Interest Period” means with respect to any Eurodollar Rate Loan, the period commencing on the date of such Eurodollar Rate Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurodollar Rate Loan initially shall be the date on which such Eurodollar Rate Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Eurodollar Rate Loan and (iii) any Interest Period may not extend beyond the then applicable Revolving Maturity Date or Term Maturity Date, as applicable.

“Investment” means any investment made in cash or by delivery of property by any Person (a) in any Person, whether by (i) acquisition of assets, shares of Equity Interests, bonds, notes, mortgage instruments (including deeds of trust, deeds to secure debt and mortgages), debentures, partnership, joint ventures or other ownership interests or other securities of any Person or (ii) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (iii) any other capital contribution to or investment in such Person, including, without limitation, any guaranty obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person, or (b) in any Project. Investments which are loans, advances, extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has a ten percent (10%) or greater ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Investment Grade Rating” means a Debt Rating of BBB- or better from Standard & Poor’s, or Baa3 or better from Moody’s.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“JPMC” means JPMorgan Chase Bank, N.A., its successors.

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

“Joinder Agreement” means each Joinder Agreement executed in connection with the Collateral Assignment Agreement, in form and content reasonably acceptable to Administrative Agent.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means JPMC in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Revolving Lenders, the Term Lenders, if any, and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty (30) days prior to the Revolving Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means, as of any date of calculation, an amount equal to fifteen percent (15.0%) of the Aggregate Revolving Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests).

“Marketable Securities” means Investments in Equity Interests or debt securities issued by any Person (other than an Investment Affiliate) which are publicly traded on a national exchange, excluding Cash Equivalents.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities or condition (financial or otherwise) of the Borrower or the Consolidated Group taken as a whole; (b) a material impairment of the ability of Borrower or the Guarantors, taken as a whole, to perform their obligations under any Loan Document to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or the Guarantors, taken as a whole, of any Loan Document to which they are a party.

~~“Maturity Date” means-the later to occur of (a) the Initial Maturity-Date; and (b) to the extent maturity is extended pursuant to Section 2.17, the Extended Maturity Date; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.~~

“Measurement Period” means, as of any date, the four Quarterly Periods ending on or next preceding such date.

“Minimum Equity Raise Test” means the minimum amount of Additional Equity to be raised by CCPT V after the Closing Date pursuant to Section 2.18.

“Moody’s” means Moody’s Investors Service, Inc. and any successor or assignee of the business of such company in the business of rating debt.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Negative Pledge” means with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“New Term Loan” has the meaning specified in Section 2.14(b).

“NOI” means, with respect to any Project for any Measurement Period (a) “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such Measurement Period, plus (b) all master lease income (except master lease income relating to multiple property master

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

“Qualified Unencumbered Properties” means, as of any date, Projects that are: (a) one hundred percent (100%) fee owned by a Wholly-Owned Subsidiary that is a Subsidiary Guarantor or leased by such Wholly-Owned Subsidiary under a ground lease approved by Administrative Agent in its sole but reasonable discretion; (b) not subject to any Liens other than Permitted Liens and the owner thereof has the power to (i) provide a Negative Pledge and (ii) agree not to guarantee or otherwise become liable for any Indebtedness; (c) located in the United States; (d) one hundred percent (100%) occupied (or if such Project is a multi-tenant Project, is at least eighty-five percent (85%) occupied), unless (i) such Project is being repositioned for a period not more than six (6) months (provided that the aggregate sum of repositioning Projects may not exceed ten percent (10%) of the Unencumbered Asset Value at any one time and provided further that if such Project is a multi-tenant Project, such Project is at least thirty percent (30%) occupied or (ii) such Project is a Dark Qualified Unencumbered Property; (e) for the period (i) prior to an Unsecured Conversion, is not subject to any material issue or problem related to environmental, title, structure, lease, assignment of lease or estoppels certificate that adversely effects the value, use or marketability of the Project and (ii) from and after an Unsecured Conversion, is not subject to any material environmental, title or structural problem; (f) for which all Required Items (to the extent required by Administrative Agent) have been delivered to Administrative Agent; (g) not subject to any leases that are in default, after giving effect to any notice or cure periods set forth therein; provided that, in the case of multi-tenant Projects, the qualification in this clause (g) shall be limited to leases in default (i) on anchor tenants or (ii) that constitute ten percent (10%) or more of such Project’s net rental revenue; (h) is not a hotel or motel Project, and (i) is covered by insurance as required in accordance with Section 6.07. The Qualified Unencumbered Properties as of the Closing Date are listed on Schedule 5.08. Projects may be added to and/or removed from the pool of Qualified Unencumbered Properties in accordance with Sections 6.13 and 6.14.

“Quarterly Period” means the most recently-ended three (3) calendar month period for which the Borrower has provided financial information pursuant to Sections 6.01(a) or (b).

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recourse Debt” means any Indebtedness of any member of the Consolidated Group for which such Person has personal liability (excluding Indebtedness with respect to which the liability of the applicable obligor is limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary nonrecourse carve-outs, including, without limitation, exclusions for claims that (a) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (b) result from intentional mismanagement of or waste at the applicable Project securing such Indebtedness, (c) arise from the presence of Hazardous ~~Substances~~Materials on the Project securing such Indebtedness; or (d) are the result of any unpaid real estate taxes and assessments, in each case, to the extent no claim of liability has been made pursuant to any such carve-outs).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

“Required Items” means, with respect to any Project to be included as a Qualified Unencumbered Property, the items required to be delivered to the Administrative Agent pursuant to Section 4.01 or Section 6.13, as applicable.

“Required Lenders” means, as of any date of determination, if there are less than three Lenders, then all Lenders (other than Defaulting Lenders), and otherwise Lenders having greater than fifty percent (50%) of the sum of (a) the Revolving Commitments then in effect or, if the Aggregate Revolving Commitments have been terminated pursuant to Section 2.06 or Section 8.02, the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition), and (b) the Aggregate Term Loan Amount; provided that the Commitment of, and the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, if there are less than three Revolving Lenders, then all Revolving Lenders (other than ~~Defaluting~~Defaulting Lenders), and otherwise Lenders having greater than fifty percent (50%) of the Revolving Commitments then in effect or, if the Aggregate Revolving Commitments have been terminated pursuant to Section 2.06 or Section 8.02, the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition); provided that the Commitment of, and the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Amortization” has the meaning specified in Section 2.18(b)(ii).

“Required Amortization Payments” has the meaning specified in Section 2.18(b)(ii).

“Responsible Officer” means the chief executive officer, president, chief financial officer, secretary, assistant secretary, treasurer, assistant treasurer or controller of a Loan Party or of any general partner, member or manager thereof, as applicable, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party or of any general partner, member or manager thereof, as applicable, so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certificate” means a certificate executed by a Responsible Officer in the capacity as a Responsible Officer of, and on behalf of, the applicable Facility Loan Party, and not in the individual capacity of the individual that is a Responsible Officer.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to the Equity Interests of the Borrower or any Subsidiary Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Committed Revolving Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Lender” means each Lender who has a Revolving Commitment greater than zero.

“Revolving Loan” means an extension of credit by a Revolving Lender to the Borrower under Article II in the form of a Committed Revolving Loan.

“Revolving Maturity Date” means, as to the Revolving Loans, the later to occur of (a) the Initial Revolving Maturity Date; and (b) to the extent maturity is extended pursuant to Section 2.17, the Extended Revolving Maturity Date; provided however, that, in each case, if such date is not a Business Day, the Revolving Maturity Date shall be the immediately preceding Business Day.

“Revolving Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit C-1.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating debt.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any Loan Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any Qualified Unencumbered Property (a) which such Person has sold or transferred (or is to sell or transfer) to another Person which is not a Loan Party or (b) which such Person intends to use for substantially the same purpose as any other Qualified Unencumbered Property which has been sold or transferred (or is to be sold or transferred) by such Person to another Person which is not a Loan Party in connection with such lease.

“Sanctions Laws and Regulations” means any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by OFAC.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Anniversary Date” means the second anniversary of the date of this Agreement.

“Secured Debt” means Indebtedness secured by mortgages (or other real estate security instruments) or by mortgage-backed receivables or notes or other instruments supported by direct real estate security.

“Shareholder Equity” means an amount equal to shareholders’ equity or net worth of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Short Term Unsecured Debt” means, as of any date, Unsecured Debt with a maturity (including for the avoidance of doubt, the mandatory redemption date of any Mandatorily Redeemable Stock) of less than seven years, as of such date.

“SPC” has the meaning specified in Section 10.06(f).

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

“Term Maturity Date” means, as to the Term Loans, April 25, 2019, provided, however, if such date is not a Business Day, the Term Maturity Date shall be the immediately preceding Business Day.

“Term Note” means a promissory note made by the Borrower in favor of a Lender evidencing Term Loans made by such Lender, substantially in the form of Exhibit C-2.

“Total Amortization Amount” has the meaning specified in Section 2.18(b)(ii).

“Total Asset Value” or “TAV” means, as of any date, the sum of (without duplication) (a) Consolidated Net Operating Income during the Measurement Period most recently ended attributable to Projects owned by a member of the Consolidated Group for eighteen (18) months or more divided by the Capitalization Rate, plus (b) one hundred percent (100%) of the actual price paid for any Projects owned by any member of the Consolidated Group for less than eighteen (18) months, plus (c) cash, Cash Equivalents and Marketable Securities owned by the Consolidated Group as of the last day of the most recently ended fiscal quarter, plus (d) the Consolidated Group Pro Rata Share of (i) Consolidated Net Operating Income during such Measurement Period attributable to Projects owned by Investment Affiliates for eighteen (18) months or more (provided, that the value of such assets shall, at all times, be subject to the terms of Section 7.02(f)(i)), divided by (ii) the Capitalization Rate, plus (e) the Consolidated Group Pro Rata Share of the greater of (i) the price paid for Projects owned by an Investment Affiliate for less than eighteen (18) months, (ii) the GAAP-determined value of any such Projects, and (iii) the annualized Consolidated Net Operating Income attributable to any such Projects, based the immediately preceding Quarterly Period (provided, that the value of such assets shall, at all times, be subject to the terms of Section 7.02(f)(i)) divided by the Capitalization Rate, plus (f) the sum of (i) Construction in Progress and Improved Land Value for Projects owned by the Consolidated Group and (ii) the Consolidated Group Pro Rata Share of Construction in Progress and Improved Land Value for Projects owned by Investment Affiliates (provided, that the book value of Construction in Progress and Improved Land Value shall, at all times, be subject to the terms of Section 7.02(f)(ii)), plus (g) the sum of (i) the GAAP-determined value of Eligible Real Estate Investments owned or held by the Consolidated Group and (ii) the Consolidated Group Pro Rata Share of the GAAP-determined value of Eligible Real Estate Investments owned or held by Investment Affiliates (provided, that the aggregate value of Eligible Real Estate Investments held shall, at all times, be subject to the terms of Section 7.02(f)(iv)) plus (h) the sum of (i) the Unimproved Land Value of Projects owned by the Consolidated Group and (ii) the Consolidated Group Pro Rata Share of the Unimproved Land Value of Projects owned by Investment Affiliates (provided that the value of such undeveloped land shall, at all times, be subject to the terms of Section 7.02(f)(iii)).

“Total Outstandings” means the aggregate Outstanding Amount of all Term Loans, Revolving Loans, Swing Line Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and all L/C Obligations.

“Total Term Outstandings” means the aggregate Outstanding Amount of all Term Loans.

“Treasury Management Agreements” means any and all agreements governing the provision of treasury or cash management services, including, without limitation, deposit accounts, overdraft, credit or debit cards, purchase cards, corporate cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

(b) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Commitments.

(a) Committed Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving loans (each such loan, a “Committed Revolving Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Committed Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and the Total Outstandings shall not exceed the lesser of (A) the Facility Amount and (B) the Borrowing Base then in effect, less all Unsecured Debt, other than the Obligations, and (ii) the aggregate Outstanding Amount of the ~~Revolving~~ Committed Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Committed Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans. Upon the expiration of the Availability Period, the commitments of the Revolving Lenders to make Committed Revolving Loans shall irrevocably cease.

(b) Term Loans. Subject to the terms and conditions set forth herein and with respect to any New Term Loan to be made pursuant to Section 2.14, each Term Lender with a Commitment to issue

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each such Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each applicable Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of JPMC with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Eurodollar Rate Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the ~~Availability Period~~period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the any member of the Consolidated Group, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the lesser of (I) the Aggregate Revolving Commitments and (II) the Borrowing Base then in effect, less all Unsecured Debt other than the Obligations, (y) without duplication, the aggregate Outstanding Amount of the Committed Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letters, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended Quarterly Period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any member of the Consolidated Group, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any member of the Consolidated Group inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such member of the Consolidated Group.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of the Committed Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the lesser of (A) Aggregate Revolving Commitments and (B) the Borrowing Base then in effect, less all Unsecured Debt other than the Obligations, and (ii) the aggregate Outstanding Amount of the Committed Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Maturity of and Limit on Swing Line Loans. Notwithstanding anything contained herein to the contrary, Swing Line Loans may not, during the term hereof, be outstanding for more than ten (10) days in any calendar month.

2.05 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of Five Million and No/100 Dollars ($5,000,000.00) or a whole multiple of One Million and No/100 Dollars ($1,000,000.00) in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00 or a whole multiple of One Hundred Thousand and No/100 Dollars ($100,000.00) in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of One Hundred Thousand and No/100 Dollars ($100,000.00). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Outstandings at any time exceed the lesser of (i) the Facility Amount, and (ii) an amount equal to the Borrowing Base then in effect, (including as a result of any Disposition of a Qualified Unencumbered Property in accordance with Section 7.05(c) or the removal of

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a Qualified Unencumbered Property in accordance with Section ~~6.14,~~ 6.14), less all Unsecured Debt other than the Obligations, the Borrower shall immediately (i) prepay Loans and/or Cash Collateralize the L/C Obligations or (ii) add new Qualified Unencumbered Properties pursuant to Section 6.13 in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Borrowing Base then in effect, less all Unsecured Debt other than the Obligations.

2.06 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of Ten Million and No/100 Dollars ($10,000,000.00) or any whole multiple of One Million and No/100 Dollars ($1,000,000.00) in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) The Borrower shall repay to the Lenders

(i) on the Term Maturity Date the aggregate outstanding principal amount ~~of Committed Loans and all other Obligations outstanding on such date.~~ and all accrued and unpaid interest on the Term Loans;

(ii) on the Revolving Maturity Date, the aggregate principal amount and all accrued and unpaid interest on the Revolving Loans, plus all accrued and unpaid Unused Fees: and

(iii) on the later of the Term Maturity Date and the Revolving Maturity Date, all other Obligations not included in (i) and (ii) above on such later date.

(b) The Borrower shall repay the outstanding principal amount of each Swing Line Loan on the earlier to occur of (i) the date five (5) Business Days after such Loan is made, (ii) the Revolving Maturity Date and (iii) the date on which any such Swing Line Loan is required to be repaid in order for the Borrower to remain in compliance with the provisions of Section 2.04(g) hereof.

(c) The Borrower shall make any Required Amortization Payments to the extent required pursuant to Section 2.18.

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2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Unused Fees. For each day during the term hereof~~,~~ the Borrower shall pay a fee to the Administrative Agent for the pro rata benefit of the Revolving Lenders in an amount equal to the Daily Unused Fee for such day (all such fees incurred during any given calendar quarter constituting the “Unused Fees” for such quarter). The Unused Fees shall be payable quarterly in arrears on the first Business Day of each calendar quarter and on the Revolving Maturity Date ~~for the Revolving Loans.~~ .

(b) Other Fees.

(i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

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Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, CCPT Vis in compliance with the Minimum Equity Raise Test (or a Full Waiver or Cure has occurred), and the Required Amortization has not commenced and is not continuing, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may request increases in the ~~Facility~~Aggregate Revolving Commitments, the Aggregate Term Loan Amount or both, so long as the Facility Amount (after giving effect thereto) shall not exceed, in the aggregate, Seven Hundred Fifty Million and No/100 Dollars ($750,000,000). The Borrower may either (i) request an increase in the Aggregate Revolving Commitment or (ii) request a New Term Loan as defined below; provided that (A) any such request for an increase shall be in a minimum amount of Twenty-Five Million and No/100 Dollars ($25,000,000.00) and (B) such written request shall be delivered to the Administrative Agent not more than twenty-four (24) calendar months following the Closing Date. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders) and the Borrower may also invite prospective lenders to respond.

(b) The Borrower may, in its sole discretion, designate portions of the foregoing increase in the ~~Facility~~Aggregate Term Loan Amount (a “Term Loan Designation”) as new Term Loans (each a “New Term Loan”), subject to the following:

(i) The Lenders (including any Additional Lenders) that are going to make the New Term Loan shall have committed in writing to make such New Term Loan; and

(ii) Administrative Agent and all such Lenders must approve the amount of such New Term Loan.

(c) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment or agrees to participate in a New Term Loan and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment or participate in a New Term Loan. Each prospective lender shall notify the Administrative Agent within such time period whether or not it agrees to fund any portion of the requested increase in the Aggregate Revolving Commitments or fund any portion of the New Term Loan and, if so, by what amount. Any prospective lender not responding within such time period shall be deemed to have declined to fund any portion of the requested increase in the Aggregate Revolving Commitments or New Term Loan.

(d) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ and prospective lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval

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(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing in their respective sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender (or if a Defaulting Lender takes such action so that it can no longer be characterized as a Defaulting Lender), the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17 Extension of Revolving Maturity Date.

The Borrower may elect to extend the Initial Revolving Maturity Date for up to two (2) successive twelve (12) month periods, but in no event beyond the fifth anniversary of the date of this Agreement (the “Extended Revolving Maturity Date”). Each of the twelve (12) month extensions shall be subject to the satisfaction of the following conditions:

(a) the Borrower must provide written notice to the Administrative Agent of such election to extend the maturity at least thirty (30) days but no more than ninety (90) days prior to the then effective Revolving Maturity Date;

(b) no Default or Event of Default shall exist on the date of such notice of extension or on the Extension Effective Date;

(c) the Required Amortization has not occurred and is not then continuing;

(d) the representations and warranties contained in Article V and the other Loan Documents are true and correct, in all material respects, on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct, in all material respects, as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01;

(e) on, or on a Business Day no more than five (5) Business Days prior to, the then effective Revolving Maturity Date, the Borrower shall pay to the Administrative Agent, for the pro rata benefit of the Lenders (based on their share of the ~~Facility Amount~~Aggregate Revolving Commitments outstanding on the Extension Effective Date), an extension fee equal to twenty hundredths of one percent (0.20%) of the ~~Facility Amount~~Aggregate Revolving Commitments;

(f) Administrative Agent shall have received reasonably satisfactory documentation evidencing the extension executed by the Borrower and consented to by the Guarantors; and

Only as to the first twelve (12) month extension, the following additional condition shall apply:

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(g) CCPT V shall be in compliance with the Minimum Equity Raise Test as of the most recent Fiscal Quarter of CCPT V ending prior to the Initial Revolving Maturity Date (or there shall have been a Full Waiver or Cure of any noncompliance therewith).

Only as to the second twelve (12) month extension, the following additional condition shall apply:

(h) The Unsecured Conversion has occurred prior to expiration of the first 12-month Extension Period.

If the above conditions are satisfied, the extension of the Revolving Maturity Date shall be effective upon the date that the extension fee is paid to the Administrative Agent pursuant to clause (e) above (the “Extension Effective Date”).

2.18 Minimum Equity Raise Test.

(a) Minimum Equity Raise Test Amounts. CCPT V shall raise additional equity after the Closing Date (“Additional Equity”) in the aggregate amount of not less than $195,000,000 by June 30, 2016, calculated in the manner used to determine “Proceeds from Issuance of Common Stock” on its Consolidated Statement of Cash Flow and as provided below. CCPT V shall raise not less than the aggregate amount of Additional Equity through each of the following dates (the “Minimum Equity Raise Test”):

Aggregate Amount	Date
$ 20,000,000	September 30, 2014
$ 45,000,000	December 31, 2014
$ 70,000,000	March 31, 2015
$ 95,000,000	June 30, 2015
$120,000,000	September 30, 2015
$145,000,000	December 31, 2015
$170,000,000	March 31, 2016
$195,000,000	June 30, 2016

(b) Failure to Comply. Notwithstanding anything contained herein or in the Loan Documents to the contrary, CCPT V’s failure to comply with the Minimum Equity Raise Test shall not be an Event of Default, provided, however:

(i) The availability of all Credit Extensions shall be suspended during any time CCPT Vis not in compliance with the Minimum Equity Raise Test unless there has been a Full Waiver or Cure of such noncompliance. If CCPT V is not in compliance with the Minimum Equity Raise Test as of any of the above stated dates, then CCPT V shall not thereafter be in compliance unless (i) as of any subsequent above stated date, the aggregate amount of Additional Equity raised by CCPT V is not less than Minimum Equity Raise Test for such subsequent date, or (ii) as of any other date of determination after any stated date, the aggregate amount of Additional Equity raised by CCPT V is not less than Minimum Equity Raise Test for such immediately preceding stated date (in either case, “Cured”).

(ii) If CCPT V does not comply with the Minimum Equity Raise Test for four consecutive fiscal quarters, unless such noncompliance is waived by the Required Lenders or Cured (a “Full Waiver or Cure”), then (i) the Borrower shall not be allowed

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any Credit Extensions until there is a Full Waiver or Cure, and (ii) commencing on the first day of the second month after the end of such fourth fiscal quarter (the “Amortization Balance Date”), the Borrower shall make equal monthly principal payments (the “Required Amortization”) on the 1st day of each month in an amount (the Required Amortization Payments) sufficient to fully amortize the Total Outstandings as of the Amortization Balance Date (the “Total Amortization Amount”) (x) as to the Total Term Outstandings over the remaining term until the Term Loan Maturity Date. and (y) as to the Total Reyolving Outstandings over the remaining term until the then applicable Revolving Maturity Date ~~(the “Required Amortization Payments”)~~.

(c) Required Amortization Payments. The Required Amortization Payments shall:

(i) be applied to the Total Amortization Amount on a pro rata basis determined by the Administrative Agent as of the date of each Required Amortization Payment; and

(ii) continue until the earlier of (i) a Full Waiver or Cure, or (ii) all Total Outstandings have been Fully Satisfied.

(d) Effect of a Full Waiver or Cure. If after a Required Amortization there is a Full Waiver or Cure, then the Required Amortization Payments shall cease and for purposes of subsection (b)(ii) above, any future Required Amortization Payments will not be required until CCPT V again does not comply with the Minimum Equity Raise Test for four consecutive fiscal quarters (without a Full Waiver or Cure). Any Required Amortization Payments that were:

(i) applied to the Term Loans may not be reborrowed, and

(ii) applied to any Loans other than Term Loans, may only be reborrowed upon the future satisfaction of the conditions contained in this Agreement for such other Loans.

2.19 Initial Security and Unsecured Conversion.

(a) Equity Interests as Initial Security. Prior to an Unsecured Conversion pursuant to subsection (b) below, the Obligations will be secured by a first priority security interest in 100% of the Equity Interests in each of the Subsidiary Guarantors, pursuant to the Collateral Assignment Agreement.

(b) Unsecured Conversion. The Borrower may convert the Facility to an unsecured Facility (an “Unsecured Conversion”) upon the Borrower’s satisfaction of the following requirements as of the date of such Unsecured Conversion (the “Conversion Requirements”):

(i) Administrative Agent has received evidence reasonably satisfactory to Administrative Agent that the Total Asset Value is not less than $1,000,000,000.00;

(ii) no Default or Event of Default exists and

(iii) a Required Amortization has not occurred and is not then continuing.

Upon an Unsecured Conversion, Administrative Agent’s security interest in the Equity Interests in the Subsidiary Guarantors and any other Collateral pursuant to the Collateral Assignment Agreement or any other Loan Documents shall be automatically released and Administrative Agent shall, (i) file termination statements with respect to any previously filed UCC financing statements covering such

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with the foregoing. A certificate of an affected Lender setting forth its calculation of losses in detail will be conclusive and binding in the absence of manifest error.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the ~~Eurodollar Bases~~LIBO Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The effectiveness of this Agreement and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to Section 4.03 and the satisfaction of the following conditions precedent:

(a) completion of all due diligence with respect to (i) the Borrower, (ii) the Guarantors, (iii) the Properties included in the Borrowing Base on the Closing Date and (iv) each Company whose Equity Interests are pledged pursuant to the Collateral Assignment Agreement, in each case, in scope and determination satisfactory to the Lead Arranger and the Lenders in their sole discretion;

(b) The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or pdf copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

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Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Sanctions Laws and Regulations. None of (i) the Loan Parties or any ~~of their directors, officers, brokers or other agents acting or benefiting~~Affiliate, or (ii) to the knowledge of the chief executive officer, chief financial officer or general counsel of the Loan Parties any director officer or employee of the Loan Parties or any Affiliate that will act in any capacity in connection with ~~this Agreement or any other capital raising transaction involving any Lender, or any of its Affiliates~~or benefit from the transactions contemplated hereby, is a Designated Person.

5.19 Solvency.

(a) Immediately after the Closing Date and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of such Credit Extension, (i) the fair value of the assets of the Facility Loan Parties and their Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Facility Loan Parties and their Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the Property of the Facility Loan Parties and their Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Facility Loan Parties and their Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Facility Loan Parties and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Facility Loan Parties and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b) The Facility Loan Parties do not intend to, and do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them and the timing of the amounts of cash to be payable on or in respect of their Indebtedness.

5.20 Equity Interest. The portion of the Collateral constituting Equity Interests bas been and at all times is an uncertificated general intangible which is only registered in the name of an Assignor and with such registration only noting the assignment pledge and grant in favor of the Administrative Agent.

5.21 ~~5.20~~ REIT Status. CCPT V intends to elect to be taxed as a real estate investment trust under Sections 856 through 860 of the Code, effective for its taxable year ending December 31, 2014, or the first year during which it commences material operations.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03 or as otherwise explicitly limited in this Article VI) cause each other Loan Party to:

6.01 Financial Statements. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

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(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Consolidated Group (and commencing with and including the financial statements related to the fiscal year ending December 31, 2014), a consolidated balance sheet of the Consolidated Group as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Consolidated Group (commencing with the fiscal year ending December 31, 2014), a consolidated balance sheet of the Consolidated Group as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Consolidated Group fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of CCPT V or the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event at least fifteen (15) days before the end of each fiscal year of the Consolidated Group (commencing with the fiscal year ending December 31, 2014), forecasts prepared by management of CCPT V or the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Consolidated Group on a monthly basis for the immediately following fiscal year (including the fiscal year in which the later of the Revolving Maturity Date and the Term Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clauses (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.0l(a) and (b) (commencing with the financial statements for the fiscal quarter ended June 30, 2014), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of CCPT V or the Borrower which shall include compliance with the covenants set forth in Sections 7.06 and 7.11, (ii) a certificate as of the end of the immediately preceding fiscal quarter of the Consolidated Group, setting forth and certifying the amount of all Dividend Reinvestment Proceeds received by CCPT V during such immediately preceding fiscal quarter and including a certificate from the chief financial officer, or other executive officer or director, of CCPT V or the Borrower certifying that the Borrower shall continue to be in compliance with all applicable provisions of the Code and its bylaws and operating covenants after giving effect to such dividends or distributions, (iii) a duly completed Borrowing Base Compliance Certificate signed by a Responsible Officer of the Borrower, setting forth and certifying the amount of the Borrowing Base then in effect as of the end of the

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Fourth Modification Agreement dated July 22, 2015

6.13 Addition of Qualified Unencumbered Properties/Additional Subsidiary Guarantors.

(a) Notify the Administrative Agent at any time that the Borrower will be adding a Project to the pool of Qualified Unencumbered Properties. Prior to an Unsecured Conversion, in order for such Project to be included in the pool of Qualified Unencumbered Properties the Borrower shall deliver the following to the Administrative Agent:

(i) A description of such Project and the name of the owner of all or any portion of such Project (which owner(s) must be Wholly Owned Subsidiary as of the date on which such Project is added as a Qualified Unencumbered Property);

(ii) A Responsible Officer Certificate that certifies (i) such Project satisfies the criteria to be a Qualified Unencumbered Property and (ii) that there exists no Event of Default under this Agreement and that the addition of such Project shall not result in any such Event of Default;

(iii) A counterpart to the Guaranty executed by each new Subsidiary Guarantor that owns each new Project to be included as a Qualified Unencumbered Property;

(iv) A fully and accurately completed Joinder Agreement executed by each Joinder Affiliate and Joinder Company, as defined in the Joinder Agreement;

(v) UCC searches disclosing that the Administrative Agent has a first priority security interest in 100% of the Equity Interests granted pursuant to the Joinder Agreement to be executed in connection with the Collateral Assignment Agreement;

(vi) If required by Administrative Agent, a title report respecting such Project dated not more than fifteen (15) days prior to the date such Project (unless a different time period is otherwise agreed to by the Administrative Agent) will be added to the pool of Qualified Unencumbered Properties;

(vii) If required by Administrative Agent, a copy of (a) the fully executed agreement, and (b) a preliminary or fully executed closing statement, as applicable, pursuant to which the Project was purchased by the Borrower or the applicable Wholly Owned Subsidiary;

(viii) If required by Administrative Agent, a Phase I environmental report respecting such Project dated not more than six (6) months prior to the date such Project will be added to the pool of Qualified Unencumbered Properties unless such Project had been included in the pool of Qualified Unencumbered Properties within one (1) year prior to the date such Project will be added again to the pool of Qualified Unencumbered Properties;

(ix) If required by Administrative Agent, evidence satisfactory to Administrative Agent that such Project is covered by insurance as required in accordance with Section 6.07:

(x) If required by Administrative Agent, all leases, assignments to the Borrower or the applicable Wholly Owned Subsidiary of leases, and all estoppel certificates obtained in favor of the Borrower or applicable Wholly Owned Subsidiary regarding the leases, in each case regarding the Project;

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

(xi) If required by Administrative Agent, a municipal information summary report in form and detail reasonably required by Administrative Agent;

(xii) If required by Administrative Agent, a Project condition report in form and detail reasonably required by Administrative Agent;

(xiii) if requested by the Administrative Agent, the items in (A) Section 4.0l(b)(v), (vi), (vii), (x) regarding each new Loan Party, and (B) Section 4.0l(b)(xiii) regarding any new Project to be included as a Qualified Unencumbered Property; and

(xiv) Such other items reasonably requested by Administrative Agent.

Such Project shall become a Qualified Unencumbered Property upon satisfaction of the criteria in clauses (i) through (xiv) above (the “Addition Date”), which shall be no sooner than ten (10) days after delivery of the items described in clauses (i) through (xiv) above, unless the Administrative Agent consents to a shorter period of time. In the event that Administrative Agent shall not require the delivery of any of the items set forth in clauses (vi) through (xii) or (xiv) above in connection with the addition of any Project as a Qualified Unencumbered Property, then Administrative Agent may later require the delivery of any such item or items in order for such Project to continue as a Qualified Unencumbered Property. From and after an Unsecured Conversion, the Borrower shall only be required to deliver the items referenced in clauses (i), (ii), (vi), (viii), (ix) and (xiii).

(b) If on the Addition Date the owner of all or any portion of such Project is not a Loan Party, the Borrower shall, on or before the Addition Date, (i) cause such owner to become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (v), (vi), (vii) and (x) of Section 4.01(b) for such Person, together with favorable opinions of counsel to such Person (which shall cover the legality, validity, binding effect and enforceability of the documentation referred to in clause (b)(i) and such other matters as may be reasonably required by the Administrative Agent), in each case in form and substance similar to those delivered on the Closing Date.

6.14 Removal of Qualified Unencumbered Properties. Notify the Administrative Agent at any time that the Borrower will be removing a Project from the pool of Qualified Unencumbered Properties. Such Project shall be removed from the pool of Qualified Unencumbered Properties upon satisfaction of the following:

(a) the Borrower shall deliver to Administrative Agent a description of such Project and the ownership of such Project;

(b) the Borrower shall deliver to the Administrative Agent a Responsible Officer Certificate that (i) includes a pro forma Borrowing Base Compliance Certificate demonstrating the effects of removing such Project from the pool of Qualified Unencumbered Properties and the Borrowing Base in effect based on the remaining pool of Qualified Unencumbered Properties and the amount of all Unsecured Debt other than Obligations and (ii) certifies the Unencumbered Asset Value or NOI, as applicable, of such Project used in the calculations in such pro forma Borrowing Base Compliance Certificate;

(c) after giving effect to (i) the removal of any Project from the pool of Qualified Unencumbered Properties, (ii) the application of any proceeds or prepayments received at the time of such removal and (iii) the value of any Properties being added as Qualified Unencumbered Properties

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

pursuant to Section 6.13 simultaneously with such removal, the Total Outstandings shall not exceed the Borrowing Base then in effect, less all Unsecured Debt other than Obligations;

(d) no Default or Event of Default shall exist or would be caused by removing such Project; and

(e) prior to an Unsecured Conversion, the Administrative Agent approves, in its ~~sole and absolute~~reasonable discretion, the removal ~~of the~~ of the Project from the pool of Qualified Unencumbered Property.

Upon the effective date of the removal of such Project from the pool of Qualified Unencumbered Properties , (i) if the owner of such Project is a Subsidiary Guarantor and shall cease to be the owner of any Qualified Unencumbered Property upon such removal, then (1) such Person shall cease to be a Subsidiary Guarantor and shall automatically, and without further action, be released from its obligations under the Loan Documents and (2) the Equity Interests of such Person (and all related collateral) shall cease to be Collateral and all security interests of the Administrative Agent in the Equity Interests of such Person (and all related collateral) shall be deemed immediately released, without any further action and (ii) upon the request, and at the expense of the Borrower, the Administrative Agent agrees to execute and deliver such release documents and take such other actions to acknowledge, evidence or complete any such release of such Person and the collateral assignment of the Equity Interests of such Person. If the Equity Interests of such Person that ceases to be a Subsidiary Guarantor are represented by one or more certificates, the Administrative Agent shall deliver such original certificates along with assignments in blank as required under the Collateral Assignment Agreement.

6.15 Sanctions Law and Regulations.

(a) The Borrower shall not~~, directy, or indirectly, use~~ use, and shall procure that its Affiliates and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loans~~, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity~~ (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement, in any material respect.

(b) ~~None~~Borrower shall not permit any of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement ~~shall~~to constitute funds obtained from transactions ~~with or relating to Designated persons or countries which are the subject of sanctions under~~in violation of any anti-corruption laws or permit such payment to result in the violation of any Sanctions Laws and Regulations applicable to any party hereto.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than inchoate indemnification liabilities arising under the Loan Documents) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any other Loan Party (except as limited below) to:

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

(d) Guarantees in respect of Indebtedness or performance obligations otherwise permitted hereunder;

(e) Indebtedness incurred in respect of indemnification claims relating to adjustments of purchase price or similar obligations in any case incurred in connection with any Disposition permitted under Section 7.05;

(f) Indebtedness in respect of workers’ compensation claims, self-insurance premiums, performance, bid and surety bonds and completion guaranties, in each case, in the ordinary course of business;

(g) Indebtedness incurred in the ordinary course in respect of netting services, overdraft protections, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services;

(h) unsecured intercompany Indebtedness and intercompany Investments permitted pursuant to Section 7.02:

(i) (a) Guaranties by the Borrower or CCPT V of losses relating to customary exceptions to non-recourse limitations under non-recourse Indebtedness incurred by a Subsidiary that is not a Loan Party and (b) customary guaranties by the Borrower or CCPT V of the full amount of such non-recourse Indebtedness if certain customary events occur (e.g., bankruptcy, violation of due on sale clauses, etc.);

(j) Approved Subordinated Debt;

(k) other Indebtedness existing on the Closing Date and identified on Schedule 7.03;

(l) guarantees constituting Investments permitted under Subsections 7.02 (a) through (d) and (f) through (i);

(m) on and after the Unsecured Conversion, guarantees by the Borrower or CCPT V of Secured Debt of a Subsidiary that is not a Loan Party to the extent the incurrence of any Indebtedness pursuant to this clause (d) does not cause the Borrower to violate any of the financial covenants set forth in Section 7.11;

(n) on and after the Unsecured Conversion, Indebtedness constituting Permitted Unsecured Debt;

(o) on and after the Unsecured Conversion, Indebtedness that constitutes Unsecured Debt; provided that Short Term Unsecured Debt incurred pursuant to this clause (~~m~~o) may not exceed $100,000,000, in the aggregate, at any one time, unless all Unsecured Debt incurred pursuant to this clause (~~m~~o) has a weighted average maturity (including, for the avoidance of doubt, the mandatory redemption date of any Mandatorily Redeemable Stock) of at least seven years; and provided further that at least 50% of outstanding Unsecured Debt incurred pursuant to this clause (~~m~~o) accrues interest based on a fixed rate, including any such Unsecured Debt that is subject to a Swap Contract that effectively converts the interest rate on such Unsecured Debt to a fixed rate; and

(p) Indebtedness incurred in respect of customary indemnification claims, deferred purchase price or adjustments of purchase price, earnouts or similar customary obligations, in each case incurred in connection with the acquisition of Qualified Unencumbered Properties that are included in the calculation of the Borrowing Base.

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

market price of the Term Loan or a Lender’s decision to participate in such Borrower Loan Purchase.

(iii) In order to consummate a Borrower Loan Purchase:

(A) each of the assigning Lender and the Borrower (in its capacity as purchaser of the applicable Term Loan) shall enter into a Borrower Assignment Agreement as of the Settlement Date; and

(B) the Administrative Agent shall receive the recordation and processing fee in connection with such assignment as set forth in Section 10.06(b)(iv);

(iv) A Borrower Loan Purchase shall be effective upon satisfaction of the conditions set forth in clauses (i), (ii) and (iii) of this Section 10.06(h) above and such date shall be referred to herein as a “Borrower Assignment Effective Date.”

(v) On and after a Borrower Assignment Effective Date, (I) the Term Loans purchased by the Borrower shall be deemed cancelled or retired for all purposes and shall no longer be deemed outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Loan Documents (notwithstanding any provisions herein or therein to the contrary), including, but not limited to, (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document, (C) the providing of any rights to the Borrower as a Lender under this Agreement or any other Loan Document, (D) the determination of Required Lenders and (E) the calculation of the amount of Indebtedness hereunder and (II) no interest or fees of any type shall accrue from and after a Borrower Assignment Effective Date on any Term Loans purchased by the Borrower on such Borrower Assignment Effective Date. For clarification purposes, the Borrower shall never be deemed to be a Lender hereunder.

(vi) The Lenders hereby consent to the transactions described in this Section 10.06(h) and waive the requirements of any provision of this Agreement and any other Loan Document that might otherwise result in a breach of this Agreement or create a Default or an Event of Default as a result of or in connection with the consummation of any Borrower Loan Purchase. The Lenders acknowledge that purchases made by the Borrower pursuant to this Section 10.06(h) will result in the retirement of Term Loans on a non-pro rata basis among the Lenders. The Lenders further acknowledge that any payment made to a Lender in connection with a Borrower Loan Purchase is solely for the account of such Lender and no ratable sharing of such proceeds is required under this Agreement or any other Loan Document.

(vii) All Borrower Loan Purchases and subsequent cancellation or retirement of such Term Loans by the Borrower pursuant to this Section 10.06(h) shall reduce pro rata the payments, with respect to Term Loans, due on the Term Maturity Date.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority,

Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.18 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.

10.21 Responsible Officer Certificate. Any reference to a certificate of a Responsible Officer (however, referenced or otherwise stated) in the Loan Documents (including, without limitation. Sections 2.14, 4.01, 6.13 and 6.14 of the Credit Agreement) shall be deemed to refer to a “Responsible Officer Certificate.”

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Reflecting Amendments pursuant to the

Fourth Modification Agreement dated July 22, 2015

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Revolving Commitments

Lender	Commitment	Applicable Percentage
JPMORGAN CHASE BANK, N.A.	$ ~~100,000,000.00~~60,000,000.00	33.333333333%
BANK OF AMERICA, N.A.	$ ~~100,000,000.00~~60,000,000.00	33.333333333%
CAPITAL ONE, N.A.	$ ~~100,000,000.00~~60,000,000.00	33.333333333%
Total	$ ~~300,000,000.00~~180,000,000.00	100.000000000%

Term Commitments

Lender	Commitment		Applicable Percentage
JPMORGAN CHASF BANK, N.A.	$	~~0.00~~40,000,000.00	~~100.000000000~~33.333333333%
BANK OF AMERICA, N.A.		$40,000,000.00	33.333333333%
CAPITAL ONE, N.A.		$40,000,000.00	33.333333333%
Total	$	~~0.00~~120,000,000.00	100.000000000%